DATED THE 1 DAY OF JULY 2022

Between

GO DADDY SINGAPORE PTE. LTD.

And

ROGER CHEN

________________________________

EMPLOYMENT AGREEMENT

________________________________

THIS SERVICE AGREEMENT is made on 1 July 2022

BETWEEN:

(1)GO DADDY SINGAPORE PTE. LTD. (Company Registration Number: 200919878H), a company incorporated in Singapore and with its registered address at 80 Robinson Road, #02-00, Singapore 068898 (the "Company"); and

(2)CHEN, ROGER (FIN number [***]) of [***] (the "Employee").

(collectively, the "Parties" and each, a "Party").

NOW IT IS HEREBY AGREED as follows:

1.INTERPRETATION

1.1.In this Service Agreement:

"Business Day" means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

"Confidential Information" means such information which is proprietary or confidential to any Group Company (which the Company or the Employee is required to keep confidential), including but not limited to, information concerning or relating in anyway whatsoever to its distributorship, franchise or other business arrangements and transactions, customer or client lists, supplier lists, principals, agents, consultancy arrangements, any of the confidential operations, processes or inventions carried on or used by any Group Company, any information concerning the ownership, organisation, business, finances, transactions, sales, marketing information, strategic or business plans or affairs of any Group Company or any of its customers, suppliers, principals or agents, new products and services of any Group Company, dealings of any Group Company, any Group Company's technical information, technology, designs, documentation, manuals, budgets, financial statements or information, accounts, marketing studies, drawings, notes, memoranda and the information contained therein, and any Trade Secrets;

"Customer" means any person to which the Company or any Group Company supplied Restricted Services during the Employment and with which, during the Employment, either the Employee, or any employee under the direct or indirect supervision of the Employee, had material dealings;

"Effective Date" means the date when the conditions set out at Clause 2.3 of this Agreement have been fully satisfied and the Company have confirmed in writing when the Employee shall commence the Employment;

"Employment" means the employment of the Employee by the Company under the terms of this Agreement;

"Employment Act" means the Employment Act 1968 of Singapore;

"Group" means the Company and its related corporations (as defined in the Companies Act 1967 of Singapore) and "Group Company" means any one of them;

"Prospective Customer" means any person with which the Company or any Group Company had discussions during the Employment regarding the possible distribution, sale or supply of Restricted Services and with which during such period the Employee, or any employee who was under the direct or indirect supervision of the Employee, had material dealings in the course of his employment;

"Restricted Employee" means any person who was a director or employee of the Company or any Group Company at any time during the Employment who by reason of that position, seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company or any Group Company is likely to cause damage to the Company of any Group Company if he were to leave the employment of the Company or relevant Group Company and become employed by a competitor of the Company or Group Company and with whom during such period the Employee had material dealings in the course of his employment;

"Restricted Services" means any products or services provided by the Company or any Group Company, any other related services, and any business activities of the Company and/or any other Group Company with which the duties of the Employee were materially concerned or for which he was responsible during the Employment, including but not limited to within Singapore;"

1.2.In this Agreement, unless the context otherwise requires, a reference to:

(a)a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement;

(b)"this Agreement" includes all amendments, additions, and variations thereto agreed between the Parties;

(c)"person" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(d)"month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month;

(e)"written" and "in writing" include any means of visible reproduction; and

(f)"Clauses" and "Schedule" refers to the clauses of, and schedule to, this Agreement.

1.3.Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing a specific gender shall include the other genders (male, female or neuter).

1.4.The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5.Anything or obligation to be done under this Agreement which requires or falls to be done on a stipulated day shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.APPOINTMENT AND DURATION

2.1.Subject to the terms of this Agreement, the Company shall employ the Employee and the Employee shall serve as the Chief Operating Officer, reporting to Aman Bhutani (Chief Executive Officer). The Employee will be based in Singapore at the Company’s offices if established or such other place within Singapore as the Company may reasonably require. In addition, the Employee will be required to work at such other places as the Company may from time-to-time specify for the performance of the Employee's duties.

2.2.The Employment shall commence on the Effective Date and the Employment shall continue thereafter unless and until terminated by the Employee or the Company in accordance with the provisions of Clause 6.

2.3.The commencement of the Employment is conditional upon (i) the Employee having the legal authorization to work in Singapore; and (ii) the Employee resigning in writing (in a form prescribed by the Group) from his prior employment with Shanghai Universal Information Technology Consulting Co., Ltd with effect from the date immediately prior to the Effective Date.

2.4.The Employee will work 8am to 6pm Monday through Friday. The Employee will also be required to work such additional days and hours as may be required by the Company.

3.DUTIES

3.1.In performing his role, the Employee agrees that he shall:

(a)use all proper means in his power to improve, develop, extend, maintain, advise and promote the Company’s businesses and to protect and further the reputation, interests and success of the Company and all Group Companies;

(b)perform to the best of the Employee’s ability and knowledge the duties assigned to the Employee by the Company from time to time;

(c)serve the Company faithfully and diligently to the best of the Employee's ability;

(d)use all reasonable efforts to promote the commercial and ethical interests of the Company and its Group Companies;

(e)comply with all law, regulations, professional standards and codes of conduct applicable to the Employee's position and the duties assigned to the Employee; and

(f)comply with the policies set forth in the Code of Business Conduct and Ethics, this Agreement and the Employment Act.

3.1.Without limiting the Employee's duties to the Company, the Employee must not, in the course of his Employment, undertake any of the following:

(a)accept any personal benefit, gift, gratuity or favor ("Thing of Value") which is offered to, or given to, the Employee (or any of the Employee's associates or family members) or offer any Thing of Value to any governmental official, business partner, or agent other than in accordance with the terms and conditions set out in the Company's Code of Business Conduct and Ethics;

(b)act in conflict with the best interests of the Company or any of its related corporations; or

(c)continue, expand, accept or commence any other employment or paid or unpaid consulting positions, without the prior written consent of the Company.

3.2.The Employee acknowledges that the Employee has no authority to bind the Company except to the extent the Employee is authorised by the Company and will not make any unauthorised representations to any third party.

3.3.The Employee shall abide and be bound by the work rules and employee policies of the Company in force from time to time.

4.SALARY AND BENEFITS

4.1.The Employee will receive a basic salary during the Employment of SGD$690,000 (Six Hundred Ninety Thousand Singapore Dollars) per annum (the “Basic Salary”). The Basic Salary will be payable in equal monthly instalments in arrears on or around the last Business Day of each month and will be subject to such deductions and/or withholdings as the Company is entitled or required to make under Singapore law including contributions by the Company to the Central Provident Fund as required under the Central Provident Fund Act 1953 of Singapore (if applicable). The Basic Salary shall be deemed to accrue from day to day.

4.2.The annual Basic Salary has been calculated as the Singapore dollar equivalent to USD$ 500,000. The Basic Salary will be reviewed on an annual basis and may be adjusted by the Company (in its absolute discretion) to reflect any material change to the relevant USD to SGD FX rate. The Company shall have complete discretion in calculating such adjustment (if any) and no change to the Basic Salary will become effective unless and until it is communicated by the Company in writing to the Employee. Notwithstanding any provisions in this Agreement to the contrary, there is no contractual right to an increase in the Employee’s salary.

4.3.The Employee may be eligible to earn an annual Management By Objective ("MBO") cash bonus, based upon the Company’s MBO scheme (as established by the Company in its sole discretion and in place from time to time), with a target of 80% of the Employee's annual base salary. To be eligible to receive an MBO payment, the Employee must not have, at the relevant payment date of the MBO payment, received or submitted any notice of termination of employment. The Company may withdraw, suspend or amend any bonus plan from time to time in its absolute discretion.

4.4.The Employee shall be entitled to receive such insured benefits of employment as generally provided to similarly situated GoDaddy employees based in Singapore, subject to the rules of any such benefit schemes from time to time in force and any applicable statutory limits. Notwithstanding any other provision in this Agreement, all benefits are provided by the Company at its discretion and may be withdrawn, modified, reduced or amended by the Company from time to time.

4.5.Subject to Clause 2.3 and conditional on the Employee remaining in the Company’s employment for a period of not less than twelve (12) months after the Effective Date (the “Relevant Period”), the Company shall provide the Employee a payment to support the Employee’s relocation from China to Singapore, calculated as the Singapore dollar equivalent of SGD$210,000 (Two Hundred Ten Thousand Singapore Dollars) gross, after any deductions and/or withholdings as the Company is entitled or required to make under Singapore law (“Relocation Payment”). The Relocation Payment has been calculated as the Singapore dollar equivalent to USD$ 150,000. The release of the Relocation Payment shall be subject to the Employee’s production of appropriate evidence (in the Company’s sole discretion) of Employee’s move date and will be payable on the next available payroll thereafter. If the Employee's employment terminates prior to the expiration of the Relevant Period by reason either of his voluntary resignation or termination for cause pursuant to Clause 6.4, the Employee shall promptly repay all such Relocation Payment he has received upon demand from the Company.

4.6.The Company shall be entitled to withhold payment of salary due to the Employee for tax clearance purposes prior to the termination of the Employment. Where the Employee is a foreign employee about to cease work with the Company, or where the Employee is a foreign employee intending to leave Singapore for a period exceeding three (3) months, the Company is required to give written notice (the "Notice") thereof to the Inland Revenue Authority of Singapore (the "IRAS") not later than one (1) month before the Employee ceases to be employed or one (1) month before the Employee’s expected date of departure from Singapore (as the case may be) and to withhold any monies payable to the Employee or for the Employee’s benefit until full settlement of any outstanding taxes the Employee, as a foreign employee, owes to the IRAS. The Company will only release the payment of any monies due to the Employee or for the Employee’s benefit after tax clearance from the IRAS is given or after the expiry of thirty (30) days after the receipt by the IRAS of the Notice, whichever is earlier provided that there are any remaining monies due to the Employee after the Company has settled the Employee’s outstanding taxes owed to the IRAS.

4.7.The Employee shall be responsible for the payment of all taxes and other amounts due in connection with any payment made under or in connection with the Employment, including without limitation, the Relocation Payment, and shall be responsible for the preparation of the Employee’s personal tax returns. The Employee undertakes to indemnify and keep the Company and the Group indemnified in respect of such tax or other amounts (including penalties and interest) which may be assessed on the Company or the Group by reason of any non-payment by the Employee of any tax owed in connection with the Employment, together with any costs and expenses incurred by the Company or the Group in connection with any such assessment.

5.ANNUAL LEAVE AND SICKNESS

5.1.The Employee shall be entitled to twenty (20) working days' annual vacation leave with full salary. Such vacation leave shall be in addition to the public holidays and sick leave to which the Employee may be entitled (in the latter case, as provided in Clause 5.2). Such vacation leave shall be taken at such reasonable time or times as may be approved by the Company.

5.2.Subject to the receipt by the Company of proper medical certificates, the Employee shall be entitled to fourteen (14) working days' paid sick leave per calendar year and up to an additional sixty (60) working days' paid sick leave (less the number of non-hospitalisation sick leave taken) per calendar year if hospitalisation is necessary.

6.TERMINATION

6.1.Either Party may terminate the Employment by giving the other not less than six (6) months’ prior written notice. The Employee expressly confirms that he shall be responsible for all repatriation costs, including travel and testing costs, in the event that the Employment terminates for any reason.

6.2.Notwithstanding Clause 6.1 above, the Company or the Employee may terminate the Employment at any time and with immediate effect by making the other Party a payment in lieu of notice (or the unexpired period of notice) equivalent to the relevant Basic Salary for such period. For the avoidance of doubt, the payment in lieu shall not include any element in relation to contractual benefits, bonus or other incentives.

6.3.At any time after notice has been served by the Company or the Employee, or if the Employee purports to terminate Employment in breach of contract, the Company may require the Employee to carry out such duties as the Company determines or to perform none or only some or only alternative specified duties and exclude him from the premises of the Company (“Garden Leave”). For the avoidance of doubt the Employee shall remain an employee of the Company during any such Garden Leave period and will continue to be bound by the terms and conditions of his Employment (including any implied duties of good faith and fidelity).

6.4.The Employment may be terminated by the Company immediately without notice or compensation at any time (but without prejudice to the rights and remedies of the Company) in any of the following cases:

(a)if the Employee fails to carry out or fulfill his obligations under this Agreement;

(b)if the Employee is guilty of dishonesty or serious or persistent misconduct inconsistent with the fulfillment of the conditions of the Employment;

(c)if the Employee neglects or refuses, without reasonable cause, to attend to the business of the Company or any other Group Company;

(d)if the Employee willfully, flagrantly or persistently fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by law;

(e)if the Employee continuously absents himself from work for more than two (2) days without consent from the Company or without reasonable excuse or without informing or attempting to inform the Company of such excuse; or

(f)if there are any other circumstances which exist entitling the Company to terminate the Employment without notice at common law.

6.5.Notwithstanding anything contained in this Agreement, where the Employee is not a Singapore citizen or Singapore permanent resident, the Employee’s Employment shall terminate automatically without any payment or compensation by the Company if the Employee’s work pass and/or other requisite approval granted to the Employee in respect of the Employee's Employment is revoked by the relevant authorities in Singapore or if the Employee is no longer lawfully entitled to live or work in Singapore.

6.6.The Employee shall not, at any time after termination of the Employment for any reason, represent himself as being in any way connected with the Company or any other Group Company.

6.7.Upon the termination of the Employee's Employment for any reason whatsoever, the Employee shall immediately and in any event, before the Employee's last day of Employment, deliver to the Company all property belonging to or containing or referring to any Confidential Information of the Company, the Group, or any client or customer of the Company and/or the Group, including without limiting the generality of the foregoing, all office keys and/or access cards, equipment or hardware, all records, documents, accounts, plans, formulae, designs, specifications, price lists, customer lists, manuals, formats, correspondence, notes, memoranda, electronic forms and computer software together with all copies made or compiled or acquired by the Employee during his Employment and which remain in his possession or under his control.

7.CONFIDENTIALITY, NON-DISCLOSURE AND IP OWNERSHIP

7.1The Employee shall not, except as authorized by the Company or required by applicable law, reveal to any person, firm or partnership, company, corporation, association, organization or trust (in each case whether or not having a separate legal personality) any Confidential Information which may come to his knowledge during the Employment and shall keep with complete secrecy the Confidential Information entrusted to and/or received by him and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

7.2The Employee shall not during the continuance of this Agreement make otherwise than for the benefit of any Group Company any notes or memoranda relating to any matter within the scope of the business of any Group Company or concerning any Confidential Information or any of its dealings or affairs nor shall the Employee either during the continuance of this Agreement or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of such Group Company, it being the intention of the Parties that all such notes or memoranda made by the Employee and Confidential Information shall be the property of such Group Company and upon the termination of the Employment, the Employee shall return the said notes, memoranda and Confidential Information or provide evidence of its destruction to the satisfaction of the relevant Group Company.

7.3Since the Employee may also obtain in the course of the Employment by reason of services rendered for any Group Company knowledge of Confidential Information, the Employee hereby agrees that he shall at the request and cost of the relevant Group Company enter into a direct agreement or undertaking with that Group Company whereby he shall accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such business and such area and for such period as the relevant Group Company may reasonably require for the protection of its legitimate interests.

7.4By signing this Agreement, the Employee agrees to comply with the terms of the Company's Code of Business Conduct and Ethics, which may be amended from time to time.

7.5Since the Employee may also obtain in the course of the Employment by reason of services rendered for any Group Company knowledge of information, ideas, designs, documents and other materials that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, "Trade Secrets"), the Employee hereby agrees that he shall keep confidential, and not disclose to others, or take or use for his own purposes (except in connection with his rights and obligations under this Agreement) any Trade Secrets of any Group Company.

7.6The Employee acknowledges that the restrictions contained in this Clause 7 are reasonable and that irreparable damage will be caused to the Company in the event of any violation of any of the provisions of this Clause 7 by him.

7.7The Employee hereby assigns, and agrees to assign in the future, to the Company or its nominee ownership of all rights, title and interest in and to any and all work product created by the Employee, or to which the Employee contributed, during the period of the Employment, including ownership of all copyrights, trademarks (and any goodwill associated therewith), trade secrets, patents, inventions and any other intellectual property (or other proprietary) rights throughout the world contained therein ("Work Product"). The Employee further agrees to execute, at the Company’s request and expense, all documents and other instruments, and do all things necessary or desirable to effectuate such assignment of Work Product. In the event that the Employee does not, for any reason, execute such documents or do such things within seven (7) days of the Company’s request, the Employee hereby irrevocably appoints the Company as his attorney-in-fact for the purpose of executing such documents or doing such things on his behalf, which appointment is coupled with an interest. The Employee further agrees not to challenge the validity of the Company’s or its nominee’s, as the case may be, ownership in the Work Product. If the Employee has any rights, including without limitation "artist’s rights" or "moral rights," in the Work Product that cannot be assigned, the Employee agrees to waive enforcement worldwide of such rights against the Company or its nominee, as the case may be. In the event that such rights cannot be waived, the Employee hereby grants to the Company or its nominee, as the case may be, an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

8.NON-COMPETITION / NON-SOLICITATION RESTRICTIONS

8.1Without prejudice to the Employee’s other express and implied duties, the Employee shall not, for the following periods, directly or indirectly, do or permit any of the following without the prior written consent of the Company:

(a)during the Employment, carry on or be engaged or interested in any capacity (whether as shareholder, partner, employee, agent, consultant, contractor or otherwise, and whether on a full time or part time or ad hoc basis, and whether for remuneration or not, and whether for the Employee or on behalf of any other person) in any other business, trade or occupation whatsoever;

(b)during the Employment and for twelve (12) months thereafter, be employed or engaged by or otherwise have any material interest in or provide services to any business which provides Restricted Services in North America, Singapore, China, Europe and/or the Asia Pacific region;

(c)during the Employment and for twelve (12) months thereafter, have any business dealings with or solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Services;

(d)during the Employment and for twelve (12) months thereafter, solicit or induce or endeavor to solicit or induce any person who was a Restricted Employee to cease working for or providing services to the Company or any Group Company in order to become employed in a business which supplies Restricted Services; or

(e)cause or permit any person directly or indirectly under the Employee's control or in which he has any beneficial interest to do any of the foregoing acts or things.

8.2While the covenants in Clause 8.1 are considered by the Company and the Employee to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

9.DATA PRIVACY.

For the purposes of the Personal Data Protection Act 2012 of Singapore and any applicable data protection legislation, the Employee acknowledges and agrees that the Company may collect, use, disclose, process and hold personal data about him (including sensitve data) for the purposes of the administration and management of his employment and/or the Company’s business and other purposes in accordance with the Company’s employee data privacy policies as amended from time to time. The Employee expressly agrees that the Company may, in connection with his Employment and/or the business of the Company, (i) collect and hold and process such personal data and (ii) disclose such data to other employees of the Company or any Group Company and its affiliates, other persons and advisers as may be reasonably necessary (such as third party benefit providers or administrators) or as authorized by the Employee and/or other persons as may be required or permitted by law, including where this involves the transfer of data outside of Singapore. The Company may, from time to time, to the extent permitted by law, monitor the Employee’s use of the internet and of email communications received, created, stored and sent by him and other activity on equipment provided by the Company to the Employee for the performance of his duties where reasonably necessay to ensure compliance with the Company policies and procedures and/or investigate or detect unauthorized use of the Company’s systems.

10.NOTICES

Any notice required to be given by a Party to the other Party shall be deemed validly served by hand delivery or by prepaid registered letter or by a recognised courier service or by fascimile transmission sent to its address or by email.

11.MISCELLANEOUS

11.1    This Agreement, and the documents referred to in it, constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and supersede all previous correspondence, discussions, agreements, representations and undertakings exchanged or made between the Parties (and for the avoidance of doubt, as of the Effective Date, replaces and supercedes the Employee’s prior employment agreement with Shanghai Universal Information Technology Consulting Co., Ltd. dated 30 June 2022. Neither of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement as forming part of the contract of Employment of the Employee. The Parties agree that no variations or modifications shall be made to this Agreement unless agreed to by the Parties in writing. Nothing in this Clause 11.1 shall however operate to limit or exclude liability for fraud. Notwithstanding the foregoing, this Agreement is not intended to supersede the benefits the Employee may be entitled to under the Change in Control and Severance Agreement dated 3 January 2022 between the Employee and GoDaddy Inc, and as may be amended or extended from time to time.

11.2    The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

11.3    No failure on the part of either Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.4    The Employee may not assign nor transfer to any third party the benefit and/or burden of this Agreement without the prior written consent of the Company.

11.5    Save in relation to Group Companies, a person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore, to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

11.6    No rule of construction shall apply to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

11.7    In addition, and without prejudice to any other provisions of this Agreement, the Employee warrants that by entering into this Agreement and performing the duties under this Agreement:

(a)the Employee will not be in breach of any agreement with, or obligations owed to, any third party;

(b)the Employee has no employment relationship with any other person, firm, company or entity; and

(c)the Employee is free to enter into this Agreement.

11.8    In the event of any breach by the Employee of Clauses 7 or 8 and any of the warranties in Clause 11.7, the Employee acknowledges and agrees that damages will not be an adequate compensation for such breach and hereby consents and agrees to the application, in the event of such breach, by the Company for equitable remedies (including without limitation, injunctive relief) for such breach.

11.9    The Parties shall pay their own legal and other costs and expenses in connection with the preparation, execution and completion of this Agreement and other related documentation.

11.10    This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

11.11    This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

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IN WITNESS WHEREOF the Parties have hereunto set their hands.

THE COMPANY

SIGNED by Nick Daddario for and on behalf of GO DADDY SINGAPORE PTE. LTD. /s/ Nick Daddario	) ) ) ) )

THE EMPLOYEE

SIGNED by Roger Chen /s/ Roger Chen	) ) )